EXHIBIT 99.1

Press Release

EMCORE Corporation Receives Notice From NASDAQ Due to Delay in Filing of Form 10-Q

Albuquerque, NM - May 16, 2007 - EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite and terrestrial solar power markets, announced today that it received a NASDAQ Staff Determination letter on May 14, 2007 stating that the Company is not in compliance with the filing requirements for continued listing set forth in NASDAQ Marketplace Rule 4310(c)(14) and that its common stock is subject to delisting from the NASDAQ Stock Market. The notice, which the Company expected, was issued as a result of the Company’s failure to file its report on Form 10-Q for the fiscal quarter ended March 31, 2007 with the Securities and Exchange Commission by the required deadline. The Company had previously filed a Form 12b-25 with the SEC indicating that the Company would be unable to file its Form 10-Q by the original filing deadline of May 10, 2007 due to the Company’s ongoing review of its prior stock option grants.

As previously disclosed, on May 10, 2007, the NASDAQ Listing Qualifications Panel granted the Company continued listing on the NASDAQ Stock Market subject to certain conditions, including that the Company file its Form 10-K for the fiscal year ended September 30, 2006, and its Form 10-Q for the quarter ended December 31, 2006 and all required restatements with the SEC by no later than June 18, 2007. While the Company is making every effort to satisfy the terms of the extension, it can provide no assurances that it will ultimately be able to do so. If the Company is unable to file the required Forms 10-K and 10-Q with the SEC by June 18, 2007, the Company intends to seek from the NASDAQ Listing and Hearing Review Council an extension of time to maintain its listing on the NASDAQ Stock Market and a stay of any suspension of trading.

The Company plans to file its Form 10-K for the year ended September 30, 2006, its Form 10-Q for the quarter ended December 31, 2006 and its Form 10-Q for the quarter ended March 31, 2007 as soon as reasonably practicable.

About EMCORE

EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the broadband, fiber optic, satellite and terrestrial solar power markets. EMCORE's Fiber Optic segment offers optical components, subsystems and systems for high-speed data and telecommunications networks, cable television (CATV) and fiber-to-the-premises (FTTP). EMCORE's Photovoltaic segment provides products for both satellite and terrestrial applications. For satellite applications, EMCORE offers high efficiency Gallium Arsenide (GaAs) solar cells, Covered Interconnect Cells (CICs) and panels. For terrestrial applications, EMCORE is adapting its high-efficiency GaAs solar cells for use in solar power concentrator systems. For further information about EMCORE, visit http://www.emcore.com.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s plans to regain compliance with the NASDAQ listing requirements. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially from those projected. These risks and uncertainties include, but are not limited to, the timing and results of the review by the Special Committee; the impact of any actions that may be required or taken as a result of such review or the NASDAQ appeal hearing and review process; and the ability of the Company to regain compliance with the NASDAQ listing requirements. Information regarding other risks and uncertainties can be found in the Company’s Annual Report on Form 10−K and other interim reports as filed with the Securities and Exchange Commission.

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EMCORE Corporation
Adam Gushard - Interim Chief Financial Officer
(505) 332-5000
info@emcore.com

KEKST AND COMPANY
Fred Spar - (212) 521-4813
Joseph Kuo - (212) 521-4863